Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

TC Biopharm (Holdings) PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Ordinary Shares, par value £0.0001 per share	457	(c)	4,410,000	$4.66	$20,550,600.00	$.00011020	$2,264.68
	Total Offering Amounts						$20,550,600.00
	Total Fees Previously Paid						$0
	Total Fee Offsets						$0
	Net Fee Due						$2,264.68

(1)	Represents the maximum number of ordinary shares, represented by American Depositary Shares (“ADSs”), each representing one ordinary share, offered by the selling shareholder named in this Registration Statement.
(2)	This Registration Statement includes an indeterminate number of additional ordinary shares issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding ordinary shares. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of computing the amount of the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $4.72 (high) and $4.60 (low) sale price of the Registrant’s ADSs as reported on the Nasdaq Capital Market on December 8, 2022.